Exhibit 99.2

Isonics Corporation Improves Balance Sheet Through Conversion of Debentures

                Company Eliminates $10.9 Million in Debt

GOLDEN, Colo.—(BUSINESS WIRE)—March 9, 2006—Isonics Corporation (Nasdaq:ISON), a provider of innovative solutions for the homeland security and semiconductor markets, announced today that it has entered into an agreement with certain holders of its 8% convertible debentures (the “Noteholders”), under which the Noteholders have converted debentures, having a face value of $9.0 million, into the Company’s common stock at $1.45 per share. As a result of this conversion and a $1.9 million payment made on March 1, the Company has reduced its outstanding debenture debt from $22.8 million to $11.9 million, a decrease of 48%.

In February 2005, Isonics issued convertible debentures in a total amount of $22.8 through the issuance of debentures and warrants to ten investors. The terms of the debenture required the Company to reduce the principal amount of the debentures by 1/12th per month beginning March 1, 2006. The remaining Debentures will fully mature at different points in time but no later than February 28, 2007.    Isonics made the first amortization payment on March 1, 2006, in common stock at $1.62 per share.

“This agreement with our Noteholders significantly enhances our liquidity and improves our balance sheet,” said James E. Alexander, CEO of Isonics. “The repayment of more than $22 million over a 12-month period would have significantly impacted our ability to invest in our Homeland Security and Semiconductor businesses, which continue to grow rapidly. Recently, we announced that revenue from our Semiconductor business is anticipated to grow in excess of 45% on a sequential quarterly basis for our third quarter ended January 31, 2006. We also are working closely with Lucent Bell Labs to co-develop a new generation of MEMS-based infrared surveillance products as part of our growing portfolio of Homeland Security products. We anticipate that the reduction in the principal amount of our outstanding debentures we announced today will allow us increased flexibility to obtain the capital necessary to continue to invest in these growing businesses.”

About Isonics Corporation

Isonics Corporation has three business divisions: (1) Homeland Security and Defense (2) Semiconductor, and (3) Life Sciences. Isonics is a world leader in isotopically engineered materials and through its semiconductor division produces isotopically pure silicon-28 chemicals, silicon-on-insulator wafers, wafer reclaim services and test wafers, including 300mm, for the semiconductor industry. Isonics’ Life Sciences division markets and sells isotopes to the health care industry for the imaging and treatment of cancer. Stable isotopes can be thought of as ultra pure materials. This high degree of purification provides enhanced properties as compared to natural materials. Our efforts in the Homeland Security segment are nascent (notwithstanding our operations at Protection Plus Security Corporation) at the present time as we proceed to develop further our IMS and neutron-based detection technologies. Additional information may be obtained at the Company’s Web site at www.isonics.com.

Cautionary Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve estimates, assumptions, known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s 10-KSB for the year ended April 30, 2005 and reports subsequently filed with the Securities and Exchange Commission, which include the Company’s historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in these filings with the Securities and Exchange Commission.

Contact:

Isonics Corporation

James E. Alexander, 303-279-7900